Exhibit 99.(d)(3)

PROTECTIVE LIFE INSURANCE COMPANY

A Stock Company; Domiciled in [Nebraska]

[www.protective.com]

[P. O. Box 2606; Birmingham, Alabama 35202; (800) 866-9933]

LAPSE PROTECTION ENDORSEMENT

We have issued this endorsement as a part of the Policy to which it is attached to add Lapse Protection provisions to the Policy. All Policy provisions not expressly modified by this endorsement remain in full force and effect.

Definition of Month: The period of time that elapses between any two Monthly Anniversary Days.

Lapse Protection Guarantee: The Policy will not lapse during the Maximum Lapse Protection Period shown on the current Policy Schedule as long as:

1.	the Accumulated Net Payments Received, less any Policy Debt, is greater than or equal to the Accumulated Minimum Monthly Requirements; and
2.	the Policy Debt does not exceed the Cash Value.

Lapse Protection Net Premium (“LPNP”): The amount after the deduction of the Lapse Protection Premium Expense Charge for that Policy Year, shown on the Policy Schedule, from each Premium payment.

Accumulated Net Payments Received ("ANPR"): Accumulated Net Payments Received is calculated as of the last day of the Month. For each Month the ANPR is equal to:

1.	the ANPR for the prior Month ($0 for the first Month of the first Policy Year); plus
2.	the sum of all LPNP received since the beginning of the Month; plus
3.	the Lapse Protection Interest for the Month; less
4.	the reduction in Policy Value for any Withdrawals taken and any applicable Surrender Charges assessed since the beginning of the Month.

Lapse Protection Interest: Lapse Protection Interest is calculated as:

1.	the lesser of the Accumulated Fund Threshold and the sum of 1 plus 2 of the ANPR provision, multiplied by the Threshold Accumulation Factor, shown on the Policy Schedule; plus
2.	the amount of 1 plus 2 of the ANPR provision in excess of the Accumulated Fund Threshold, if any, multiplied by the Excess Accumulation Factor, shown on the Policy Schedule.

Accumulated Minimum Monthly Requirements ("AMMR"): The Accumulated Minimum Monthly Requirements each Month is equal to:

1.	the AMMR as of the prior Month ($0 for the first Month of the first Policy Year) plus the Minimum Monthly Requirement, shown on the Policy Schedule, for the Month; multiplied by
2.	one plus the Threshold Accumulation Factor.

Accumulated Fund Threshold: For the first Month of a Policy Year the Accumulated Fund Threshold is equal to:

1.	the Accumulated Fund Threshold for the prior Month ($0 for the first Month of the first Policy Year) multiplied by one plus the Threshold Accumulation Factor; plus
2.	the Annual Threshold Premium, shown on the Policy Schedule, for that Policy Year.

For all other Months, the Accumulated Fund Threshold is equal to the Accumulated Fund Threshold for the prior Month multiplied by one plus the Threshold Accumulation Factor.

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If the Policy is being maintained under the Lapse Protection provision, Monthly Deductions continue.

Based on guaranteed assumptions, the Policy Value at the end of the Maximum Lapse Protection Period may not be sufficient to keep the policy in force unless additional premiums are paid. However, if the Policy Value is sufficient to pay Monthly Deductions, the Policy will not lapse, even after the end of the Maximum Lapse Protection Period.

Any decrease in Face Amount, including adjustments made due to benefits provided by any rider attached to the Policy, may reduce the Accumulated Net Payments Received, Accumulated Minimum Monthly Requirements, and Accumulated Fund Threshold.

During the Maximum Lapse Protection Period, any change to the benefits provided by the Policy may result in a change to the Minimum Monthly Requirement. If this occurs, the new Minimum Monthly Requirement, and associated values described in this endorsement along with its/their new Effective Date, will be provided to you on a supplemental Policy Schedule.

No Accessible Value: The Lapse Protection provisions of this endorsement do not represent accessible Policy Value available to you, or the beneficiary, for any purpose whatsoever.

Termination: This endorsement terminates when the Policy to which it is attached terminates.

Reinstatement: If the Policy to which this endorsement is attached is reinstated according to the applicable Policy provisions, this endorsement will also be reinstated.

Signed for the Company as of the Policy Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

[]

[Melinda L. Peevy]

[Secretary]

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